Exhibit 10.1

AMENDMENT NO. 2 TO THE

3-YEAR CREDIT AGREEMENT

Dated as of June 5, 2009

AMENDMENT NO. 2 TO THE 3-YEAR CREDIT AGREEMENT (this “Amendment”), dated as of June 5, 2009 among The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Company, the Lenders and the Agent have entered into a 3-Year Credit Agreement dated as of July 18, 2008 and amended as of May 13, 2009 (as so amended, the “Credit Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the same meanings as specified in the Credit Agreement.

(2) The Company, the Required Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

AGREEMENTS:

SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, effective as of the date set forth above and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) Section 1.01 is amended by adding the following proviso to the end of the definition of “Total Debt”:

“; provided, that Total Debt determined as of any date from and including June 30, 2009 through and including November 15, 2009 shall not include any Disregarded Debt outstanding as of such date.”

(b) Section 1.01 is amended by adding the following new defined terms in their appropriate alphabetical order:

“Disregarded Debt” means, as of any date, outstanding Debt of the Company of up to $600,000,000 in aggregate principal amount under any New Senior Notes; provided, that the outstanding principal amount of Disregarded Debt shall be deemed reduced (but not below $0) as at any date of determination by the aggregate amount by which the outstanding principal amount of any of (i) the Company’s 5.40% notes due 2009, (ii) the Company’s Floating Rate Notes due 2010, and (iii) the Company’s

7 1/4% notes due 2011, has been reduced from the aggregate principal amount of such notes outstanding as of June 5, 2009.

“New Senior Notes” means any senior notes of the Company issued at any time between June 5, 2009 and November 15, 2009.

(c) Section 5.03(a) is amended by adding the following proviso after the phrase “4.50 to 1”:

“; provided, that (x) if the aggregate principal amount of New Senior Notes issued prior to such date of determination is equal to or greater than $300,000,000 but less than $450,000,000, such ratio may as of the end of any fiscal quarter prior to the fiscal quarter ended September 30, 2010 be less than 4.50 to 1 but shall not be less than 3.75 to 1, and (y) if the aggregate principal amount of New Senior Notes issued prior to such date of determination is equal to or greater than $450,000,000, such ratio may be less than 4.50 to 1 but shall not be less than 3.75 to 1.”

(d) Section 5.03(b) is deleted in its entirety and replaced by the following:

“(b) Leverage Ratio. Maintain, as of the end of the fiscal quarter ended September 30, 2008 and as of the end of each fiscal quarter thereafter, a Leverage Ratio of not greater than the ratio set forth opposite such fiscal quarter (under the applicable aggregate principal amount of New Senior Notes issued prior to such date of determination) below:

Fiscal Quarter Ending	New Senior Notes less than $300 MM	New Senior Notes equal to or greater than $300 MM but less than $450 MM	New Senior Notes equal to or greater than $450 MM
September 30, 2008	3.50 to 1	3.50 to 1	3.50 to 1
December 31, 2008	3.50 to 1	3.50 to 1	3.50 to 1
March 31, 2009	3.25 to 1	3.25 to 1	3.25 to 1
June 30, 2009	3.25 to 1	3.25 to 1	3.25 to 1
September 30, 2009	3.25 to 1	3.25 to 1	3.25 to 1
December 31, 2009	3.25 to 1	3.25 to 1	3.25 to 1
March 31, 2010	3.00 to 1	3.25 to 1	3.25 to 1
June 30, 2010	3.00 to 1	3.25 to 1	3.25 to 1
September 30, 2010 and thereafter	3.00 to 1	3.00 to 1	3.25 to 1

(e) Section 5.03(c) is amended by adding the following proviso after the number “600,000,000”:

“; provided, that if the aggregate principal amount of New Senior Notes issued prior to such date of determination is equal to or greater than $300,000,000, such Consolidated EBITDA may as of the end of any fiscal quarter prior to the fiscal quarter ended September 30, 2010 be less than $600,000,000 but shall not be less than $550,000,000.”

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and each of the Notes, as amended hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby.

(d) This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Credit Agreement and the Notes, as amended hereby, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e) There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, the Credit Agreement or any Note or the consummation of the transactions contemplated hereby.

SECTION 4. Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement.

SECTION 5. Costs and Expenses. The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require the application of the laws of a different jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, effective as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC., as Company

By:	/s/ Ellen Johnson
Name: Ellen Johnson Title: Senior Vice President and Treasurer

CITIBANK, N.A., as Agent, as Lender and as Issuing Bank

By:	/s/ Shannon A. Sweeney
Name: Shannon A. Sweeney Title: Vice President

Lenders:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michelle Cipriani
Name: Michelle Cipriani Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Thomas T. Rogers
Name: Thomas T. Rogers Title: Senior Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Melissa James
Name: Melissa James Title: Authorized Signatory

Signature page to

Amendment No. 2

UBS LOAN FINANCE LLC

By:	/s/ Irla R. Otsa
Name: Irla R. Otsa Title: Associate Director Banking Products Services, US

By:	/s/ Marie A. Haddod
Name: Marie A. Haddod Title: Associate Director Banking Products Services, US

ING CAPITAL FINANCE

By:	/s/ William James
Name: William James Title: MD

Signature page to

Amendment No. 2